                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

         Filed by the Registrant [x]

         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:

         [ ]  Preliminary Proxy Statement

         [ ]  Confidential, for Use of the Commission
              Only (as permitted by Rule 14a-6(e)(2))

         [x]  Definitive Proxy Statement

         [ ]  Definitive Additional Materials

         [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Sharper Image Corporation
    ---------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         [x]  No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

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         (2)  Aggregate number of securities to which transaction applies:

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         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):

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         (4)  Proposed maximum aggregate value of transaction:

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         (5)  Total fee paid:

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         [ ]     Fee paid previously with preliminary materials.

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         [ ]     Check box if any part of the fee is offset as provided by
                 Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)     Amount Previously Paid:

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         (2)  Form, Schedule or Registration Statement No.:

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         (4)  Date Filed:

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

                                      LOGO

                                                                  April 28, 1998

TO THE STOCKHOLDERS OF
SHARPER IMAGE CORPORATION:

     You are cordially invited to attend the Annual Meeting of Stockholders of Sharper Image Corporation (the "Company") on June 8, 1998 at 10:00 a.m., which will be held at the World Trade Club, Ferry Building, San Francisco, California 94111.

     Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, we will present a report on the progress of the Company during the past year.

     Accompanying this Proxy Statement is our 1997 Annual Report to
Stockholders.

     We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope so that your shares will be represented at the Annual Meeting.

                                          Sincerely yours,

                                          RICHARD THALHEIMER
                                          Founder, Chairman of the Board, and
                                          Chief Executive Officer

                           SHARPER IMAGE CORPORATION
                                650 DAVIS STREET
                        SAN FRANCISCO, CALIFORNIA 94111

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 8, 1998

     The Annual Meeting of Stockholders of Sharper Image Corporation (the "Company") will be held at the World Trade Club, Ferry Building, San Francisco, California 94111, on Monday, June 8, 1998, at 10:00 a.m., for the following purposes:

          1. To elect Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

          2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending January 31, 1999; and

          3. To transact any other business which may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Stockholders of record at the close of business on April 15, 1998 will be entitled to vote at the Annual Meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy in the envelope provided. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RICHARD THALHEIMER
                                          Founder, Chairman of the Board, and
                                          Chief Executive Officer

San Francisco, California
April 28, 1998

                                      LOGO

                                PROXY STATEMENT

                                    FOR THE

                       ANNUAL MEETING OF STOCKHOLDERS OF

                           SHARPER IMAGE CORPORATION

                            TO BE HELD JUNE 8, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sharper Image Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. at the World Trade Club, Ferry Building, San Francisco, California 94111 on June 8, 1998 and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about April 28, 1998.

     The address of the principal executive office of the Company is 650 Davis Street, San Francisco, California 94111.

                                 VOTING RIGHTS

     Only stockholders of record of the Company's Common Stock ("Common Stock") at the close of business on April 15, 1998 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holders thereof to one vote on each matter to come before the Annual Meeting. On April 15, 1998, there were 8,361,820 shares of Common Stock outstanding.

     The enclosed proxy is solicited by the Company's Board of Directors ("Board of Directors" or "Board"), and, when returned properly completed, will be voted as you direct on your proxy card. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the proposals discussed herein and in the discretion of the proxy holders on other matters presented at the Annual Meeting. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, in the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. Abstentions which may be specified on all proposals other than the election of Directors are counted in tabulations of the votes cast on proposals presented to stockholders; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                            REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting the shares covered by the proxy in person.

                            SOLICITATION OF PROXIES

     The entire cost of soliciting proxies will be borne by the Company. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by Directors, officers, employees or agents of the Company who will not receive additional compensation for such solicitation. Copies of the solicitation material will be furnished to brokerage firms, fiduciaries and other custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Such persons will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     At the Annual Meeting, five (5) Directors are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Set forth below is information regarding the nominees to the Board of Directors for election as Directors. Directors Elyse Eng Thalheimer and J. Gary Shansby will not be standing for re-election.

     It is intended that the proxies will be voted for the election as Directors of the five nominees named below, unless authority to vote for any such nominee is withheld. The five nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected. In the unanticipated event that a nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. Each nominee has agreed to serve if elected, and the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

NOMINEES TO THE BOARD OF DIRECTORS

       NAME                        PRINCIPAL OCCUPATION                 AGE
       ----                        --------------------                 ---
Richard Thalheimer   Founder, Chairman of the Board and Chief           50
                       Executive Officer of Sharper Image Corporation
Alan Thalheimer      Retired Business Executive                         72
Maurice Gregg        Retail Financial Consultant                        66
Gerald Napier        Retired President, I. Magnin and Company           71
Morton David         Retired Chairman, Franklin Electronic Publishers,  61
                       Inc.

     RICHARD THALHEIMER is the founder of the Company and has served as Chief Executive Officer and as a Director of the Company since 1978 and as Chairman of the Board of Directors since 1985. Mr. Richard Thalheimer also served as President of the Company through July 1993.

     ALAN THALHEIMER has been a Director of the Company since June 1981 and was President of Thalheimer, Inc. or its predecessor from May 1981 until retiring in 1993. Mr. Alan Thalheimer is the father of Mr. Richard Thalheimer.

     MAURICE GREGG was appointed by the Board of Directors to serve as a Director of the Company in October 1987. Mr. Gregg is a certified public accountant and has been a retail financial consultant since June 1986. Mr. Gregg served as Executive Vice President, Chief Financial Officer and a director of The Gap, Inc. from April 1980 to June 1986.

     GERALD NAPIER was appointed by the Board of Directors to serve as a Director of the Company in April 1997. Mr. Napier was the President of I. Magnin and Company from February 1982 until retiring in 1988. Mr. Napier was Senior Vice President of General Operations at Abraham and Straus from 1977 to 1982. Mr. Napier is a Director of The Forgotten Woman, a specialty retailer.

     MORTON DAVID was appointed by the Board of Directors to serve as a Director of the Company in January 1998. Mr. David was Chairman, President and Chief Executive Officer of Franklin Electronic Publishers, Inc. from May 1984 until his retirement in February 1998.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held three meetings during fiscal 1997. Each Director attended more than seventy-five percent (75%) of the aggregate of (i) the total number of such meetings held during the fiscal year, or a portion of the fiscal year, during which such Director served as a member of the Board; and (ii) the total number of meetings held by all committees of the Board on which such Director served as a member, except Director J. Gary Shansby who attended 67% of such meetings. The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee of the Board was established in November 1987 and consists of Directors Maurice Gregg, Alan Thalheimer and Gerald Napier. The Audit Committee is responsible for recommending engagement of the Company's independent auditor, approving services performed by such accountants and reviewing internal accounting controls, audit plans and results, and financial reporting procedures. The Audit Committee held two meeting during fiscal 1997.

     The Compensation Committee was established in November 1987 and consists of Directors J. Gary Shansby, Maurice Gregg and Gerald Napier. The Compensation Committee is responsible for making and reviewing recommendations regarding employee compensation and administering the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan"). The Compensation Committee held one meeting during fiscal 1997.

     The Board of Directors does not have a nominating committee or committee performing similar functions.

DIRECTOR REMUNERATION

     During fiscal 1997, each of the Company's non-employee Directors was paid an annual retainer of $5,000 plus $1,000 for attending each regular meeting of the Board of Directors. The general policy of the Company is to reimburse Directors for all reasonable expenses incurred to attend each meeting of the Board of Directors. All Directors are also eligible to participate in certain of the Company's employee benefit plans. Under the 1994 Non-Employee Directors Stock Option Plan, each individual who first becomes an eligible non-employee Board member will be automatically granted an option to purchase 2,000 shares of Common Stock. In addition, on the date of each Annual Stockholders Meeting, each individual re-elected as a non-employee Board member at that Annual Meeting will receive an automatic option grant to purchase 1,000 shares of Common Stock, provided such individual has served as a Board member for at least six (6) months. The exercise price will be 100% of the fair market value of the Common Stock on the automatic grant date. The options are immediately exercisable and the option shares will vest upon the optionee's completion of one (1) year of Board service measured from the grant date. Any unvested shares purchased under the option will be subject to repurchase by the Company upon the optionee's cessation of Board service prior to vesting in those shares. Mr. Napier received, in connection with his appointment to the Board in April 1997, an automatic option grant for 2,000 shares of common stock with an exercise price of $3.75 per share. Mr. David received, in connection with his appointment to the Board in January 1998, an automatic option grant for 2,000 shares of common stock with an exercise price of $4.06 per share. The four non-employee Board members re-elected to the Board at the 1997 Annual Meeting, Messrs. A. Thalheimer, Gregg and Shansby and Ms. E. Thalheimer, each received at that time an automatic option grant for 1,000 shares of Common Stock with an exercise price of $3.31 per share.

     The Board of Directors recommends a vote FOR all nominees listed above.

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of April 15, 1998 by (i) all persons known by the Company to beneficially own more than five percent (5%) of its outstanding Common Stock,
(ii) each Director, (iii) each of the Company's executive officers named in the Summary Compensation Table below, and (iv) all Directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated or where subject to applicable community property laws.

                                                        AMOUNT AND
                                                        NATURE OF
                                                        BENEFICIAL      PERCENT
                         NAME                           OWNERSHIP       OF CLASS
                         ----                           ----------      --------
Richard Thalheimer....................................  5,718,487(1)      66.9
Dimensional Fund Advisors Inc.........................    505,000(2)       6.0
Elyse Eng Thalheimer..................................    254,165(3)       3.0
Alan Thalheimer.......................................     46,351(4)         *
Morton David..........................................     12,000(5)         *
Maurice Gregg.........................................     13,000(6)         *
Gerald Napier.........................................      4,000(7)         *
J. Gary Shansby.......................................      4,000(8)         *
Barry Gilbert.........................................    100,000(9)       1.2
Craig Womack..........................................    177,000(10)      2.1
Tracy Wan.............................................     29,000(11)        *
Shannon King..........................................     20,250(12)        *
All Directors and executive officers as a group (12
  persons)............................................  6,378,253(13)     71.8

---------------

  *  Less than one percent of class.

 (1) Does not include 45,500 shares owned by Ms. Elyse Eng Thalheimer, Mr. Richard Thalheimer's wife. Includes 4,259,944 shares owned by The Richard
     J. Thalheimer Revocable Trust, of which Mr. Richard Thalheimer is trustee and sole beneficiary; 203,665 shares owned by The Richard J. Thalheimer and Elyse M. Thalheimer Family Trust, of which Mr. Richard Thalheimer is a co-beneficiary; 368,000 shares owned by The Richard J. Thalheimer Children's Trust; 14,363 shares owned by the Richard and Elyse Thalheimer Irrevocable Trust of 1995; 292,515 shares owned by the Richard J. Thalheimer 1997 Annuity Trust, of which Mr. Richard Thalheimer is trustee, 400,000 shares owned by the Richard J. Thalheimer 1997 Grantor Annuity Trust, of which Mr. Richard Thalheimer is trustee and 180,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998. Mr. Thalheimer's address is The Sharper Image, 650 Davis Street, San Francisco, California 94111.

 (2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 505,000 shares of the Company's stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power with respect to 337,900 shares and sole dispositive power over 505,000 shares. Dimensional Fund Advisors Inc.'s address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

 (3) Does not include 4,259,944 shares owned by Mr. Richard Thalheimer, Ms. Elyse Eng Thalheimer's husband. Includes 203,665 shares owned by The Richard J. Thalheimer and Elyse M. Thalheimer Family Trust, of which Ms. Elyse Eng Thalheimer is a co-beneficiary. Includes 5,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

 (4) Does not include 88,800 shares owned by Mr. Alan Thalheimer's wife. Includes 36,651 shares owned by the Alan Thalheimer individual retirement account. Does not include 368,000 shares owned by The Richard J. Thalheimer Children's Trust, or 14,363 shares owned by the Richard and Elyse Thalheimer

     Irrevocable Trust of 1995, of which Mr. Alan Thalheimer is Trustee. Includes 5,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

 (5) Includes 2,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

 (6) Includes 12,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

 (7) Includes 2,000 shares owned by the Napier Family Trust, of which Mr. Gerald Napier is Trustee. Includes 2,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

 (8) Includes 4,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

 (9) Includes 100,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

(10) Includes 165,400 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998. Mr. Craig Womack resigned from the Company effective April 17, 1998.

(11) Includes 29,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

(12) Includes 18,500 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

(13) Includes 522,900 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (hereafter referred to as the "named executive officers") serving in that capacity as of January 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                   FISCAL                                   LONG-TERM
                                    YEAR      ANNUAL COMPENSATION         COMPENSATION
                                    ENDED    ----------------------   ---------------------        ALL OTHER
   NAME AND PRINCIPAL POSITION     JAN. 31   SALARY($)    BONUS($)    OPTIONS (# OF SHARES)   COMPENSATION($)(1)
   ---------------------------     -------   ----------   ---------   ---------------------   -------------------
Richard Thalheimer                  1998      479,134      150,000                    -0-           78,783
  Founder, Chairman of the Board,   1997      510,514          -0-      300,000 shares(2)           45,085
  and Chief Executive Officer       1996      541,406          -0-      300,000 shares(2)           42,118
Barry Gilbert                       1998      325,000       14,000            -0-                    4,783
  Vice Chairman and                 1997       43,750(3)       -0-     300,000 shares                   87
  Chief Operating Officer
Craig Womack(4)                     1998      267,308          -0-                    -0-            3,413
  President and Chief               1997      296,161          -0-       50,000 shares(5)            3,618
  Administrative Officer            1996      280,192          -0-       50,000 shares(5)            4,014
Shannon King                        1998      180,000          -0-                    -0-              933
  Senior Vice President,            1997      180,005          -0-       15,000 shares(5)              556
  Merchandising                     1996      132,211          -0-       15,000 shares(5)              451
Tracy Wan                           1998      156,731          -0-            -0-                      775
  Senior Vice President,            1997      145,003       -0-          36,000 shares(6)              448
  Chief Financial Officer           1996      137,383       -0-          15,000 shares(6)              451

---------------

(1) Represents the following amounts for the named executive officers for the fiscal year ended January 31, 1998: (i) the premiums paid on the life insurance coverage provided such individuals, (ii) the contribution made by the Company to match the salary deferral contribution made by the officer to the Company's 401(k) Savings plan, up to a maximum of $250, (iii) the imputed value for goods and services provided by the Company, (iv) profit-sharing paid by the Company, and (v) the cash value compensation of the split-dollar life insurance policy maintained for Mr. Thalheimer. The clause (v) dollar value was determined by the demand loan approach for the benefit provided by the whole life portion of the premium paid by the Company, projected on an actuarial basis (see "Life Insurance Agreement".)

                                                                                                      SPLIT-DOLLAR
                                                                                                     LIFE INSURANCE
                              PROFIT SHARING   LIFE INSURANCE    MATCHING 401(K)   VALUE OF GOODS     "CASH VALUE"
              NAME           CONTRIBUTIONS($)    PREMIUM($)      CONTRIBUTION($)  AND SERVICES($)    COMPENSATION($)
              ----           ----------------  --------------    ---------------  ---------------    ---------------
      Richard Thalheimer...        992                530              250             16,444            60,567
      Barry Gilbert........        -0-                530              -0-              4,253               -0-
      Craig Womack.........        553                530              250              2,080               -0-
      Shannon King.........        372                311              250                -0-               -0-
      Tracy Wan............        324                201              250                -0-               -0-

(2) In aggregate, a total of 300,000 shares have been granted to Mr. Richard Thalheimer. This option was originally granted on October 7, 1994 at an exercise price of $6.875 and subsequently cancelled and regranted on April 12, 1995 at an exercise price of $5.625 and further cancelled and re-granted on March 26, 1996 at an exercise price of $3.75.

(3) Mr. Barry Gilbert joined the Company on December 2, 1996. This reflects salary paid from December 2, 1996 through January 31, 1997, based on an annual salary of $325,000.

(4) Mr. Craig Womack resigned from the Company effective April 17, 1998.

(5) These options were granted on March 26, 1996 with an exercise price of $3.75 per share in cancellation of an option previously granted for the same number of shares on April 12, 1995 with an exercise price of $5.625 per share.

(6) This includes 15,000 options granted on March 26, 1996 with an exercise price of $3.75 per share in cancellation of an option previously granted on April 12, 1995 with an exercise price of $5.625 per share and 21,000 shares granted on November 8, 1996.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL ARRANGEMENTS

     During fiscal 1995, the Company adopted a Compensation Program for Mr. Richard Thalheimer, the Company's Founder, Chief Executive Officer and Chairman of the Board. The Compensation Program provides for the payment of base salary to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during the prior fiscal year, and provides for the payment of a bonus to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during that fiscal year. Specifically, the Compensation Program provides that Mr. Thalheimer's base salary for any fiscal year will be increased in the event the Company's earnings per share for the prior fiscal year has increased as compared to the fiscal year preceding the prior fiscal year, and will be reduced in the event that the Company's earnings per share for the fiscal year has decreased as compared to the fiscal year preceding such prior fiscal year. The Compensation Program also provides for bonus payments as a percentage of base salary based on specific target percentage increases in the Company's earnings per share for such fiscal years. The Compensation Program provides that Mr. Thalheimer will not, in any event, be paid a base salary less that the base salary established by the Compensation Committee for each fiscal year. The base salary for fiscal 1997 was established at $495,000 and was adjusted to $538,313 for 1998.

     In connection with his employment as the Company's Vice Chairman and Chief Operating Officer, beginning on December 2, 1996, the Company entered into an employment agreement with Mr. Barry Gilbert. The employment agreement provides for the payment of base salary to Mr. Gilbert, a guaranteed bonus payment of $50,000 based upon two year's employment with the Company, bonus payments based upon specific target percentage increases in the Company's earnings per share, and stock option grants. The employment agreement continues through January 31, 1999 and provides for severance pay equal to Mr. Gilbert's base salary for the remainder of the initial two-year employment term, but no fewer than 12 months, or, if his employment is terminated subsequent to the completion of the two-year employment agreement, up to 12 months of Mr. Gilbert's base salary until further employment is found. The base salary for Mr. Gilbert for fiscal year 1998 was set at $325,000. Mr. Gilbert was paid a bonus of $14,000 for fiscal year 1997 in accordance with his employment agreement.

     The Compensation Committee as administrator of the Company's Stock Option Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers or any unvested shares actually held by those individuals under the Option Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale.

LIFE INSURANCE AGREEMENT

     Mr. Richard Thalheimer, the Company's Founder, Chairman of the Board, and Chief Executive Officer, is presently the owner and holder of 5,538,487 shares of the Company's Common Stock. The Company has been advised that on the death of Mr. Thalheimer the estate may be required to publicly sell all or substantially all of such shares to satisfy estate tax obligations. The public sale of such number of shares in all probability would destabilize the market for the Company's publicly traded stock. Accordingly, in May 1995, an agreement was entered into, and later amended, (commonly known as a split-dollar life insurance agreement) under the terms of which the Company will pay the premiums for certain life insurance policies with an aggregate face value of $15,000,000 on the life of Richard Thalheimer. The Company will have an interest in the insurance policies equal to the amount of premiums it has paid with the balance payable to a trust created by Mr. Thalheimer. To secure the repayment of the advances, the trust has assigned the life insurance policies to the Company as collateral.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of stock options made to the named executive officers listed in the Summary Compensation Table during the fiscal year ended January 31, 1998. No stock appreciation rights were granted during such fiscal year.

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year. No stock appreciation rights have been granted under the Stock Option Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                             VALUE OF UNEXERCISED IN-THE-
                                                                                                MONEY OPTIONS AT FISCAL
                                                                                               YEAR-END (MARKET PRICE OF
                                           VALUE REALIZED         NUMBER OF UNEXERCISED        SHARES AT FISCAL YEAR-END
                                          (MARKET PRICE AT          OPTIONS AT FISCAL            ($4.06) LESS EXERCISE
                             SHARES      EXERCISE DATE LESS            YEAR-END(#)                     PRICE)($)
                          ACQUIRED ON         EXERCISE         ---------------------------   -----------------------------
          NAME            EXERCISE(#)         PRICE)($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----            ------------   -------------------   -----------   -------------   ------------   --------------
Richard Thalheimer.......        --                 --           180,000        120,000        $ 56,250        $ 37,500
Barry Gilbert............        --                 --           100,000        200,000          81,250         162,500
Craig Womack.............        --                 --           165,400         50,000         346,813          15,625
Shannon King.............        --                 --            18,500         15,000          40,219           4,688
Tracy Wan................        --                 --            29,000         36,000          62,250          21,750

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten-percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1998, all other
Section 16(a) filing requirements applicable to its officers, Directors and greater than ten-percent beneficial owners were complied with, except that (i) Mr. Alan Thalheimer, Ms. Elyse Eng Thalheimer, Mr. Maurice Gregg and Mr. J. Gary Shansby each filed one Form 5 late in connection with the automatic option grant to purchase 1,000 shares each, and Mr. Morton David filed one Form 5 late in connection with the automatic option grant to purchase 2,000 shares, of the Company's common stock under the 1994 Non-Employee Directors Stock Option Plan,
(ii) Mr. Alan Thalheimer filed one Form 4 late in connection with the purchase of common stock on the open market, and (iii) Mr. Gerald Napier filed one Form 3 late in connection with his appointment to the Company's Board of Directors.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") administers the Company's compensation policies and programs. The Committee has responsibility for executive compensation matters, including setting the base salaries of the Company's executive officers, approving individual bonuses and bonus programs for executive officers, administering certain of the Company's employee benefit programs, and the administration of the Company's Stock Option Plan, under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committee that affects the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

     GENERAL COMPENSATION POLICY. The overall policy of the Committee is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's financial success as well as upon such executive officer's own level of performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which is determined primarily on the basis of the individual's position and responsibilities and the level of the individual's performance, (ii) incentive performance awards payable in cash and tied to the Company's financial performance and individual performance, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of such executive officer's total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

     FACTORS. The principal factors considered in establishing the components of each executive officer's compensation package, other than the Chief Executive Officer, for the fiscal year ended January 31, 1998 are summarized below. The Committee may at its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

          BASE SALARY. The base salary for each officer is set primarily on the basis of personal performance, level of responsibility, salary levels for comparable positions of other retailers (as estimated based on the Committee's knowledge of the retail industry), internal comparability considerations, and, to a lesser extent, on the financial performance of the Company.

          INCENTIVE COMPENSATION. Annual bonuses are earned by an executive officer on the basis of the Company's financial performance and the base salary, personal performance and level of responsibility of such executive officer. The specific amount paid to each executive officer, other than the Chief Executive Officer, was determined by the Company's Chief Executive Officer on the basis of personal performance and level of responsibility of each such executive officer, subject to the Committee's approval. A bonus of $14,000 was paid to the Chief Operating Officer during the fiscal year ended January 31, 1998, as a result of the Company's financial performance during that year. No other bonuses were paid to executive officers except for the bonus paid to the Company's Chief Executive Officer, as noted below.

          LONG-TERM STOCK-BASED INCENTIVE COMPENSATION.   Generally, the
     Committee approves annual grants of stock options to each of the Company's executive officers under the Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. The Committee may also grant certain performance-based stock options. The size of the option grant to each executive officer generally is designed to create a meaningful opportunity for stock ownership and is based upon the executive officer's current position with the Company, internal comparability considerations regarding option grants made to other executive officers of the Company, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Committee also considers the number of vested and unvested options held by the executive officer at the time of the proposed grant in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     CEO COMPENSATION. During fiscal 1995, the Company adopted a Compensation Program for Mr. Richard Thalheimer, the Company's Founder, Chief Executive Officer and Chairman of the Board. The Compensation Program provides for the payment of base salary to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during the prior fiscal year, and provides for the payment of a bonus to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during that fiscal year. Specifically, the Compensation Program provides that Mr. Thalheimer's base salary for any fiscal year will be increased in the event the Company's earnings per share for the prior fiscal year has increased as compared to the fiscal year preceding the prior fiscal year, and will be reduced in the event that the Company's earnings per share for the fiscal year has decreased as compared to the fiscal year preceding such prior fiscal year. The Compensation Program also provides for bonus payments as a percentage of base salary based on specific target percentage increases in the Company's earnings per share for such fiscal years. The Compensation Program provides that Mr. Thalheimer will not, in any event, be paid a base salary less that the base salary established by the Compensation Committee for each fiscal year. The base salary for fiscal 1997 was established at $495,000 and was adjusted to $538,313 for fiscal 1998. On the basis of the earnings per share for the fiscal year ended January 31, 1998, Mr. Thalheimer was entitled to receive a bonus of $247,500. Mr. Thalheimer voluntarily accepted a lower bonus in the amount of $150,000. The Committee has also established a split-dollar life insurance arrangement for Mr. Thalheimer as discussed above under "Life Insurance Agreement."

     TAX LIMITATION. As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will be in effect for each fiscal year of the Company beginning after December 31, 1993 and will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

     The Company's Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise price of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     Submitted by the Company's Compensation Committee of the Board of
Directors:

         Maurice Gregg, Member, Compensation Committee
         J. Gary Shansby, Member, Compensation Committee
         Gerald Napier, Member, Compensation Committee

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company.

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*
             OF THE COMPANY, THE NASDAQ STOCK MARKET (U.S.) INDEX,
            THE RUSSELL 2000 INDEX AND THE NASDAQ RETAIL TRADE INDEX

     The following graph compares the yearly percentage changes in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index, the Russell 2000 Index and the Nasdaq Retail Trade Index during the five fiscal years ended January 31, 1998. The comparison assumes that $100 was invested on January 31, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

     Measurement Period       Sharper Image     Nasdaq Stock    Nasdaq Retail
   (Fiscal Year Covered)       Corporation     Market (U.S.)        Trade         Russell 2000
Jan-93                            100.00           100.00           100.00           100.00
Jan-94                            200.00           115.01           107.28           118.48
Jan-95                            220.00           109.72            94.58           111.35
Jan-96                            148.00           155.07           106.90           144.72
Jan-97                            120.00           203.28           131.46           172.14
Jan-98                            130.00           240.44           153.84           203.36

* $100 INVESTED ON 01/31/93 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS,
 FISCAL YEAR ENDING JANUARY 31.

                              CERTAIN TRANSACTIONS

     There were no reportable transactions during fiscal 1997.

         PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

     The firm of Deloitte & Touche LLP served as independent auditor for the Company for the fiscal year ended January 31, 1998. The Board of Directors has selected the firm to continue in this capacity for the current fiscal year. Accordingly, the Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as independent auditor.

     Although the selection of Deloitte & Touche LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of the independent auditor for the fiscal year ending January 31, 1999. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

     The Company anticipates that a representative of Deloitte & Touche LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to questions at the meeting.

     The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending January 31, 1999.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held in 1999 must be received by the Company no later than December 29, 1998. The proposal must be mailed to the Company's principal executive offices at 650 Davis Street, San Francisco, California 94111. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matter which may be presented for action at the meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Richard Thalheimer
                                          Founder, Chairman of the Board, and
                                          Chief Executive Officer
April 28, 1998
San Francisco, California

                           SHARPER IMAGE CORPORATION
                   650 DAVIS STREET, SAN FRANCISCO, CA 94111

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Richard Thalheimer and Tracy Wan, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Sharper Image Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sharper Image Corporation to be held at the World Trade Club, Ferry Building, San Francisco, California 94111, on June 8, 1998 at 10:00 a.m., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat:

1. ELECTION OF DIRECTORS

               [ ] FOR all nominees listed below               [ ] WITHHOLD AUTHORITY to vote for
                                                                 all nominees listed below

    AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH SUCH
                             NOMINEE'S NAME BELOW.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

                   RICHARD J. THALHEIMER, ALAN R. THALHEIMER,
                   MAURICE GREGG, GERALD NAPIER, MORTON DAVID

2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR. (The Board of Directors recommends a vote FOR.)

                [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

                                  (Continued and to be signed on the other side)

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments or postponements thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATED: , 1998

                                                      --------------------------
                                                              Signature

                                                      --------------------------
                                                       Additional signature if
                                                             held jointly

                                                      PLEASE SIGN EXACTLY AS
                                                      NAME APPEARS ABOVE. WHEN
                                                      SHARES ARE HELD JOINTLY,
                                                      EVERY HOLDER SHOULD SIGN.
                                                      WHEN SIGNING AS ATTORNEY,
                                                      EXECUTOR, ADMINISTRATOR,
                                                      TRUSTEE OR GUARDIAN,
                                                      PLEASE GIVE FULL TITLE AS
                                                      SUCH. IF A CORPORATION,
                                                      PLEASE SIGN IN FULL
                                                      CORPORATE NAME BY
                                                      PRESIDENT OR OTHER
                                                      AUTHORIZED OFFICER. IF A
                                                      PARTNERSHIP, PLEASE SIGN
                                                      IN PARTNERSHIP NAME BY
                                                      AUTHORIZED PERSON.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE